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                                                                    Exhibit 5(q)



                                    FORM OF
                                    NOTICE


Notice, effective January ___, 1998, with respect to the Management Agreement (the "Agreement") between Allmerica Investment Management Company, Inc. (the "Adviser") and Allmerica Investment Trust (the "Trust") dated July 1, 1992, as supplemented.

The Trust and the Adviser give notice that:

(i) two additional series of the Trust, the Select Emerging Markets Fund and the Select Strategic Growth Fund (the "New Series"), have been established. Each New Series constitutes a "Fund" for purposes of Section 1 of the Agreement, and the Adviser will serve as investment adviser for each New Series under the terms of the Agreement; and

(ii) for purposes of Section 5 of the Agreement, the Trust will pay a monthly fee to the Adviser, computed daily at an annual rate based on the average daily net asset value of each of the New Series as set forth below:


     Fund                                                         Fee Rate
     ----                                                         --------

     Select Emerging Markets Fund                                   1.50%

     Select Strategic Growth Fund                                   0.85%


This Notice does not intend to and does not otherwise alter or amend the Agreement which remains in full force and effect.


Allmerica Investment Trust             Allmerica Investment Management
                                       Company, Inc.


By:  /s/ Richard M. Reilly             By: /s/ Thomas P. Cunningham
    -----------------------------          ------------------------

Date:                                  Date:
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